Exhibit 5.5

By e-mail To: Perrigo Company plc Perrigo Finance Unlimited Company The Sharp Building, Hogan Place Dublin 2, Ireland, D02 TY74 (the Addressees)	Wouter Ghijsels° T +32 2 533 54 73 F +32 2 533 52 91 wouter.ghijsels@stibbe.com Stibbe Central Plaza Rue de Loxum 25 / Loksumstraat 25 1000 Brussels Belgium www.stibbe.com 9 September 2024

Perrigo S-3 – Belgian law capacity Legal Opinion

Dear Madam, dear Sir,

1. We have acted as legal counsel to the Companies (as defined below) in connection with certain matters of Belgian law in connection with the Form S-3 registration statement under the Securities Act of 1933 of Perrigo Company plc and Perrigo Finance Unlimited Company dated on the date hereof (hereinafter referred to as the Opinion Document).

2. The term Companies shall refer to the companies listed in Annex 2 to this opinion and the term Company shall refer to any of the companies listed in Annex 2 to this opinion.

Unless expressly provided otherwise, words and expressions defined in the Opinion Document shall have the same meaning herein.

Examined Documents

3. For the purposes of the present opinion, we have with your consent examined, and relied upon, the documents listed in Annex 1 to this opinion (hereinafter collectively referred to as the Examined Documents and each of them individually (also) as an Examined Document).

We have not made any inquiries nor examined any contracts, instruments or other documents other than the Examined Documents in order to enable us to give the opinions expressed below.

Assumptions

4. For the purpose of this opinion we have assumed:

(a)	that all Examined Documents submitted to us have since their execution not been altered or added to;

(b)	the conformity to original documents and the completeness of all Examined Documents submitted to us as uncertified copies and the authenticity of the originals thereof;

(c)	that all Examined Documents, including all excerpts and certificates dated prior to the date hereof, are true, accurate and complete as to all their particulars on or as of the date hereof;

(d)

that each party to the Opinion Document (other than the Companies) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Document;

(e)	the legal capacity (bekwaamheid / capacité) of individuals signing any of the Examined Documents;

(f)	that all signatures appearing on any of the Examined Documents are genuine;

(g)	that the Opinion Document has been duly authorised, perfected, executed and, where applicable, delivered by the parties thereto (other than the Companies);

(h)

that the Opinion Document constitutes legal and valid obligations of each of the parties thereto, enforceable in accordance with its terms under the laws by which it is expressed to be governed or is in fact governed and/or the laws of any relevant jurisdiction, and that there has been no breach of the terms thereof;

(i)	that there has not been any mistake of fact, fraud, duress, undue influence or abuse of circumstances by or among (any of) the parties to the Opinion Document;

(j)	that the Opinion Document has been entered into for a cause (oorzaak / cause) which is not unlawful;

(k)

that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body in or of any jurisdiction other than Belgium which may be required in respect of the execution or performance of the Opinion Document have been or will be obtained or made, as the case may be;

(l)	that there were no defects in the incorporation of any of the Companies on the basis of which a court may declare any of the Companies null;

(m)

that the parties thereto, including (without limitation) the Companies, have entered into the Opinion Document (i) on arm’s length commercial terms and for full value, (ii) without any intent to defraud or harm (including as to the interests of its creditors), (iii) for bona fide commercial reasons and (iv) without a motivation to avoid taxes;

(n)

that when passing the resolutions referred to in paragraph (f) of Annex 1, the directors of each of the Companies have complied with all applicable provisions of Belgian company law dealing with conflicts of interests;

(o)	that the resolutions referred to in paragraph (f) of Annex 2 record the resolutions of a properly convened meeting of duly appointed directors of each of the Companies;

(p)

that the board of directors or the directors of each of the Companies have satisfied themselves that the entry into the Opinion Document serves the corporate interest and the corporate object of such Company;

(q)

that the directors of each Company (including, as the case may be, their permanent representatives) are not subject to a director ban (bestuursverbod / interdiction de gérer) within the meaning of the Act of 4 May 2023 on the central register of director disqualifications or any other applicable law, at the date of their appointment or at any time thereafter;

(r)

that there are no agreements or arrangements and that there have not been any actions, facts or other matters which annul, revoke, rescind, cancel, terminate, amend, replace, restate, alter, supplement, supersede or otherwise affect (the information contained in) the Examined Documents, and that the Examined Documents are in full force and effect as at the date hereof;

(s)	that the Companies have not amended their Articles of Association and that the Articles of Association have not been annulled or rescinded and are in full force and effect as at the date hereof;

(t)

that the Companies’ principal establishments are, and at all relevant times have been and will be located in Belgium and that they do not and will not have their “centre of main interests” (as that term is used in article 3(1) of the EC Regulation n° 2015/848 on insolvency proceedings (recast) (hereinafter referred to as the Insolvency Regulation)) in any jurisdiction other than Belgium;

(u)

that none of the parties to the Opinion Document (other than the Companies) has been declared bankrupt (failliet verklaard/declarée en faillite), granted suspension of payments (surseance van betaling verleend/sursis de paiement obtenu) or dissolved (ontbonden / dissoute), nor has ceased to exist due to merger (fusie / fusion) or demerger (splitsing / scission) and is not subject to any similar proceedings or events;

(v)

that none of the Companies are subject to any of the insolvency procedures listed in Annex A to the Insolvency Regulation by a court in one of the member states of the European Union (EU) (with the exception of Denmark);

(w)

that none of the Companies (i) is deemed to be in a situation of cessation of payments within the meaning of the Wetboek van Economisch recht, (ii) has resolved to enter into liquidation (vereffening / liquidation), (iii) has filed an application for a public or private judicial reorganisation (openbare of besloten gerechtelijke reorganisatie / réorganisation judiciaire publique ou privée) or a transfer under judicial supervision (overdracht onder gerechtelijk gezag / transfert sous autorité judiciaire), and/or (iv) has been declared bankrupt (failliet / en faillite) or annulled as a legal entity or has been put under temporary supervision (ontneming van het beheer / dessaisissement); and

(x)

that there are no contractual (other than the Opinion Document), legal, regulatory or other restrictions (other than Belgian law or EU law having direct effect in Belgium), binding on any of the parties to the Opinion Document or any other person or facts or circumstances which are not apparent from the face of the Examined Documents, which would affect the conclusions stated in this opinion.

Limitations

5.	The present opinion is subject to the following limitations:

(a)

the present opinion is confined to and given solely on the basis of Belgian law as it exists at the date hereof. We do not express any opinion on the rules of or promulgated under any treaty or by any treaty organization, other than EU law provisions having direct effect; we equally do not express any opinion on the laws of any jurisdiction other than Belgium;

(b)

we do not express or imply any opinion other than those opinions set forth at paragraph 6 of this opinion, and this opinion may not be read as extending by implication to any matter not specifically referred to;

(c)

we do not express any opinion on matters of fact, accounting, financial assistance, taxation, the enforceability, the ranking and priority of security interests created by any Examined Document, the enforceability or validity of the Examined Documents or the effect of any sanctions or other similar measures in relation to any party to the Examined Documents or any transaction contemplated by the Examined Documents;

(d)

without prejudice to the generality of paragraph 5(b) above, we do not express any opinion with respect to the accuracy, completeness or any other aspect of any representation and/or warranty granted by any of the parties pursuant to or in connection with the Opinion Document, which we have assumed, for the purposes of our opinion, to be accurate and complete, save to the extent that such representations and warranties are the subject of an opinion expressed at paragraph 6 of this opinion;

(e)	without prejudice to the generality of paragraph 5(b) above, we do not express or imply any opinion on insolvency or similar proceedings;

(f)

the present opinion speaks as of its date. There is no intention on our part to amend or update this opinion or to notify any Addressee in the event of any changes after the date hereof in any Belgian or EU laws or regulations relevant to this opinion or its application after the date of this opinion;

(g)

this legal opinion is issued by Stibbe as a legal entity (Stibbe SRL/BV). Stibbe is exclusively responsible for the services provided by its lawyers and its personnel. No person other than Stibbe has or will have any responsibility for the services provided by them on behalf of Stibbe, including in the framework of this legal opinion; and

(h)

this opinion may only be relied upon on the express condition that any issues of the interpretation or liability arising hereunder will be governed by Belgian law and be brought before a court in Belgium.

Opinions

6.	Based upon and subject to the foregoing assumptions and limitations, and further subject to the qualifications set out below and/or any matters not disclosed to us, we are of the following opinion:

(a)

each Company is either a public limited company (naamloze vennootschap/société anonyme) or a private limited company (besloten vennootschap / société à responsabilité limitée) validly existing under Belgian law for an unlimited duration;

(b)	each Company has the necessary corporate capacity and power to enter into the Opinion Document and to exercise its rights and perform its obligations thereunder;

(c)

the Opinion Document has been duly authorised and/or ratified by all necessary corporate actions on the part of each of the Companies, and has been duly executed by authorised representatives of each of the Companies;

(d)	the entry into the Opinion Document by the Companies does not and will not violate their Articles of Association or the Belgian Companies and Associations Code;

(e)

except for these in paragraph (c) above, no statutory or other regulatory authorisation, consent, approval or order is required under the laws of Belgium in order to enable the lawful execution of the Opinion Document by the Companies;

(f)	in any proceedings taken in Belgium, the Companies or any of their assets located in Belgium will not be entitled to immunity from suit, attachment or enforcement; and

(g)

based on the Examined Documents and the RegSol Search, there were on the date hereof no public records evidencing any of the Companies has filed a petition for bankruptcy or a petition for public judicial reorganisation (openbare gerechtelijke reorganisatie / réorganisation judiciaire publique) or transfer under judicial supervision (overdracht onder gerechtelijk gezag / transfert sous autorité judiciaire).

Qualifications

7.	The present opinion is subject to the following qualifications:

(a)	the opinions set forth herein are subject to bankruptcy, insolvency, liquidation and other laws of general application relating to or affecting the rights of creditors generally;

(b)

the opinions expressed above are subject to the assessment that each Company has entered into the Opinion Document in its corporate interest. Whether or not an undertaking is in the individual corporate interest of a company is to be considered a factual question, to be decided upon by the courts on a case by case basis; there can be no assurance that a transaction which is considered to be in the interest of the group to which a company belongs, shall also in any given circumstances be considered to be in the individual corporate interest of such company;

The rules existing under Belgian law with respect to the corporate interest of a company do not contain well-defined guidelines, and the proper application of any such rules depends on the business issues affecting such company, which can only (and must) be properly assessed by its (board of) directors;

(c)

a power of attorney or a mandate will no longer be valid or effective as a matter of Belgian law (i) in the event that the principal is declared bankrupt (failliet verklaard / déclaré en faillite), (ii) in the event that the principal is in liquidation (vereffening / liquidation), (iii) in the event that the principal has been deprived, in whole or in part, of the administration of his goods (ontneming van beheer / dessaisissement), (iv) in the event (and to the extent that such conflict has not been waived by the principal) that there would be a conflict of interest between the principal and the agent, and/or (v) in the event that such power of attorney or mandate has been revoked, annulled or otherwise terminated by either the agent or the principal; in the absence of case law, it is currently unclear whether a power of attorney or a mandate will still be valid or effective as a matter of law in the event of a judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire);

(d)

the opinions set out in this legal opinion are provided only to the extent that none of the obligations and/or liabilities (to be) incurred or secured by a Company by virtue of or in connection with the Opinion Document fall within the scope of articles 5:152 or 7:227 of the Belgian Companies and Associations Code;

(e)	we express no opinion on the title of any Company to any of its assets nor do we express any opinion on the marketability of any such assets;

(f)

in the present legal opinion, certain legal concepts under the laws of Belgium are expressed in English terms and not in their original Dutch or French terms. English terms should only be construed as referring to Belgian legal concepts in accordance with Belgian law and not as referring to concepts as they may exist under the laws of another jurisdiction;

(g)

in accordance with Article 25(1) of the Regulation (EU) n°910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market, simple electronic signatures shall not be denied legal effect and admissibility as evidence in legal proceedings solely on the grounds that it is in an electronic form or that it does not meet the requirements for qualified electronic signatures, although only a qualified electronic signature will have equal evidential value as a wet-ink signature. Consequently, courts may assign different degrees of evidential weight to different types of electronic signature depending on the facts and process by which the signature is generated and applied to a document. Notwithstanding the foregoing, we consider the implications of the different evidential weight of limited importance in practice; and

(h)

as Belgian lawyers we are not qualified to fully assess the true meaning and purport of the terms of the Opinion Document and the obligations of the parties under such document; our review has therefor been limited to the terms of such documents as they appear to us on their face.

No client-attorney relationship

8. We have not advised the Addressees on the content of the Opinion Document or assisted any Addressee in any way in relation to its negotiation. We accept a duty of care to the Addressees in relation to the matters opined on in this opinion letter, but the giving of this legal opinion is not to be taken as implying that we owe any Addressee any wider duty of care in relation to the transactions contemplated in the Opinion Document or the content of the Opinion Document and its commercial and financial implications. Notwithstanding the provision of this legal opinion, we expressly reserve the right to represent our client (if it so requests) in relation to any matters affecting the Opinion

Document at any time in the future (whether or not the Addressees retain separate advisers on any such matter) and the fact that we have provided this legal opinion to the Addressees shall not be deemed to have caused us to have any conflict of interest in relation to the giving of any such advice. We shall have no obligation to advise the Addressees on any of the matters referred to in this legal opinion. The provision of this legal opinion to the Addressees does not create or give rise to any client relationship between Stibbe and any Addressee.

Benefit of opinion

9. This legal opinion is given for the sole benefit of the Addressees. This legal opinion is given solely in connection with the Opinion Document. This legal opinion may not be disclosed to anyone else except that it may be disclosed, but only on the express basis that they may not rely on it, to any of the Addressees’ personnel, directors, auditors and affiliates, to any professional advisor, in connection with legal proceedings or as required by law or regulation or any judicial, governmental, regulatory or supervisory authority, without such authority or third party to whom any such disclosure is made, being able to rely in any way upon this legal opinion for their own benefit or for that of any other persons. If legally possible, you will moreover give us prompt notice of any such situation arising and will furnish only that portion of the legal opinion which is requested to be disclosed.

10. We accept no responsibility or legal liability in connection with this opinion to any person other than the Addressees of this opinion.

Yours sincerely,

/s/ Wouter Ghijsels	/s/ Pieter Nobels

Wouter Ghijsels	Pieter Nobels
Permanent representative of	Permanent representative of
Wouter Ghijsels Advocaat BV	Advocatenkantoor Pieter Nobels BV
Partner	Partner

ANNEX 1

EXAMINED DOCUMENTS

(a)	an uncertified signed copy of the Opinion Document;

(b)	a copy of (an extract of) the deed of incorporation (oprichtingsakte / acte constitutif) of each Company:

(i)	in respect of Medgenix Benelux NV, dated 21 June 1970;

(ii)	in respect of OCE-BIO BV, dated 15 February 1991;

(iii)	in respect of Omega Pharma Innovation & Development NV, dated 4 October 2006;

(iv)	in respect of Omega Pharma International NV, dated 29 October 2008;

(v)	in respect of Omega Pharma Trading NV, dated 7 April 1977;

(vi)	in respect of Perrigo Capital NV, dated 25 March 1987;

(vii)	in respect of Perrigo Europe Invest NV, dated 20 December 1989;

(viii)	in respect of Perrigo Belgium NV, dated 5 May 1977;

(ix)	in respect of Perrigo Holding NV, dated 27 July 1987;

(c)	a copy of the coordinated articles of association (statuten / statuts) of each Company:

(i)	in respect of Medgenix Benelux NV, dated 3 July 2023;

(ii)	in respect of OCE-BIO BV, dated 22 October 2019;

(iii)	in respect of Omega Pharma Innovation & Development NV, dated 23 July 2021;

(iv)	in respect of Omega Pharma International NV, dated 22 March 2024;

(v)	in respect of Omega Pharma Trading NV, dated 3 July 2023;

(vi)	in respect of Perrigo Capital NV, dated 20 October 2023;

(vii)	in respect of Perrigo Europe Invest NV, dated 14 June 2022;

(viii)	in respect of Perrigo Belgium NV, dated 29 March 2024;

(ix)	in respect of Perrigo Holding NV, dated 20 June 2022;

in each case as obtained from https://statuten.notaris.be/stapor_v1/search (the Articles of Association);

(d)	the publications relating to the Companies in the annexes to the Belgian Official Gazette (Belgisch Staatsblad / Moniteur belge) up until 9 September 2024;

(e)

an uncertified copy of the resolutions of the (board of) directors of each Company dated 9 September 2024, approving the terms of the transactions contemplated by and its entry into the Opinion Document (the Resolutions);

(f)	copies of excerpts from the Crossroads Bank for Enterprises (Kruispuntbank van Ondernemingen / Banque-Carrefour des Entreprises) dated 9 September 2024 in relation to each Company;

(g)

the results of a search performed by us in the Central Solvency Register (Centraal register solvabiliteit / Registre Central de la Solvabilité) on the date of this opinion showing that no Company is involved in any pending public judicial reorganisation (openbare gerechtelijke reorganisatie / reorganisation judiciaire publique) proceedings, transfer under judicial supervision (overdracht onder gerechtelijk gezag / transfert sous autorité judiciaire) proceedings or bankruptcy (faillissement / faillite) proceedings within the meaning of Book XX of the Code of Economic Law (Wetboek van economisch recht / Code de droit économique) (the RegSol Search).

(end of this Annex 1)

ANNEX 2

COMPANIES

Name of Company	Registration number

Medgenix Benelux NV	0407.171.356

OCE-BIO BV	0442.861.022

Omega Pharma Innovation & Development NV	0884.084.724

Omega Pharma International NV	0807.596.363

Omega Pharma Trading NV	0417.092.080

Perrigo Capital NV	0430.784.027

Perrigo Europe Invest NV	0439.658.834

Perrigo Belgium NV	0417.132.860

Perrigo Holding NV	0431.676.229

(end of this Annex 2)